                                                                     EXHIBIT 99

NEWS RELEASE

FOR MORE INFORMATION, CALL

John Snyder, Kaufer Miller Communications, (425) 450-9965, johns@kmrc.com John Kent, Aftermarket Technology, (630) 455-6000, JKent@ATC.atcaff.com


FOR IMMEDIATE RELEASE
FEBRUARY 23, 1998



                        AFTERMARKET TECHNOLOGY REPORTS
                   FOURTH QUARTER AND 1997 FINANCIAL RESULTS

                       FOURTH QUARTER NET INCOME UP 48%

WESTMONT, IL., FEBRUARY 23, 1998 -- Aftermarket Technology Corp. (NASDAQ:
ATAC), a leading remanufacturer and distributor of drive train products used in automotive aftermarket repair, today announced its financial and operating results for the quarter and year ended December 31, 1997.

          For the fourth quarter, the Company reported record revenues of $89.6 million, up 22% over $73.6 million in the fourth quarter of 1996. Net income during the most recent quarter increased 48% to $5.9 million, or 29 cents per diluted share, up from $4.0 million, or 23 cents per diluted share in the fourth quarter of 1996. The number of shares used in the calculation of net income per share was 20.6 million for the fourth quarter of 1997, as compared to 17.0 million for the comparable quarter of 1996. The increase in shares resulted primarily from the Company's public offering of common stock in October 1997.

          For the twelve months ended December 31, 1997, the Company's revenues increased 27% to $346.1 million, compared to $273.0 million during the prior 12-month period. Income before extraordinary charge for 1997 increased 41% to $23.0 million, or $1.19 per diluted share, compared to net income of $16.3 million, or $1.02 per diluted share, for 1996. The extraordinary charge was $3.7

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Aftermarket Technology Reports Fourth Quarter and 1997 Financial Results

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million, or 20 cents per diluted share, net of tax, related to the early retirement of debt in February 1997.

          "Last year was an exceptional year for our company," commented Stephen J. Perkins, Chairman, President and CEO of Aftermarket Technology. "During 1997, we had record results, driven in part by four successful acquisitions. In addition, we undertook a number of financial initiatives to increase our financial flexibility, including the successful fourth-quarter completion of our second common stock offering, and we completed the consolidation of our nine distribution group companies into a single unit.
We also continued our commitment to quality, which was demonstrated by three of our companies achieving QS9000 or ISO9002 certification during the year."

          The Company completed four strategic acquisitions during 1997. Three of these, REPCO Industries in January, Trans Mart in August, and Metran Automatic Transmission Parts in November, expanded the Company's distribution capability into the Southeast and Northeast and significantly enhanced the Company's telemarketing capability. The acquisition of ATS Remanufacturing in July broadened the Company's customer base to include General Motors.

          In October, the Company completed a public offering in which it sold 2,200,000 shares of its common stock at $23.25 per share and used the net proceeds to repay a portion of the outstanding indebtedness under its revolving credit facility. At December 31, 1997, the Company's debt-to-total capital ratio was approximately 46%, compared to 62% at September 30, 1997.

          In events subsequent to the year-end, the Company announced on February 10, 1998, that it has signed a definitive agreement to acquire the OEM Division of Autocraft Industries, Inc. The OEM Division, based in Oklahoma City with additional operations in Houston, Dallas and Grantham, England, has annual sales of over $150 million and 1,500 employees, and its principal customers include General Motors and Ford. This acquisition will significantly expand the Company's OEM relationships. The cash purchase price for the acquisition will be $112.5 million to be paid at closing, plus up to an additional $12.5 million to be paid in 1999 based on the performance of the OEM Division's European operations during 1998. The acquisition is expected to close during the first quarter of 1998 and is subject to the Company obtaining necessary financing and the satisfaction of

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Aftermarket Technology Reports Fourth Quarter and 1997 Financial Results

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certain conditions customary in this type of transaction, including receipt of certain third party consents and requisite governmental approvals.

          Aftermarket Technology is a leading remanufacturer and distributor of drive train products used in the repair of vehicles in the automotive aftermarket. Aftermarket Technology's principal products include remanufactured transmissions, torque converters and engines, as well as remanufactured and new parts for the repair of automotive drive train assemblies. The Company's customers include original equipment manufacturers, independent transmission rebuilders, general repair shops, distributors and retail automotive parts stores. Established in 1994, the Company maintains over 50 distribution centers throughout the United States and Canada.

                               (table to follow)








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Aftermarket Technology Reports Fourth Quarter and 1997 Financial Results

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                            AFTERMARKET TECHNOLOGY CORP.
                          CONSOLIDATED STATEMENTS OF INCOME
                       (In thousands, except per share data)


                                      Three Months Ended December 31,   Twelve Months Ended December 31,
                                          1997            1996              1997           1996
                                        ---------       ---------         ----------    ----------
                                                (unaudited)                     (unaudited)
Net sales                               $  89,620      $  73,572         $  346,110    $  272,879
Cost of sales                              54,737         44,353            212,416       166,811
                                        ---------       ---------         ----------    ----------
Gross profit                               34,883         29,219            133,694       106,068

Selling, general and
 administrative expense                    19,291         16,859             73,768        55,510
Amortization of intangible assets           1,326            957              4,501         3,738
                                        ---------       ---------         ----------    ----------

Income from operations                     14,266         11,403             55,425        46,820

Interest and other income                     455            466              1,912         1,181
Interest expense                            4,854          5,142             18,822        20,287
                                        ---------       ---------         ----------    ----------

Income before income taxes
 and extraordinary item                     9,867          6,727             38,515        27,714

Provision for income taxes                  3,995          2,769             15,512        11,415
                                        ---------       ---------         ----------    ----------

Income before extraordinary item            5,872          3,958             23,003        16,299

Extraordinary item - net of income tax
 benefit of $2,520                              -              -              3,749             -
                                        ---------       ---------         ----------    ----------

Net income                               $  5,872       $  3,958          $  19,254     $  16,299
                                        ---------       ---------         ----------    ----------
                                        ---------       ---------         ----------    ----------

Per share of common stock:
 Income before extraordinary item         $  0.29        $  0.23            $  1.19        $  1.02
 Extraordinary item, net of tax                 -              -              (0.20)             -
                                        ---------       ---------         ----------    ----------
   Net income per share                   $  0.29        $  0.23            $  0.99        $  1.02
                                        ---------       ---------         ----------    ----------
                                        ---------       ---------         ----------    ----------

   Shares used in calculation of
       net income per share                20,561         17,024             19,335        15,918
                                        ---------       ---------         ----------    ----------
                                        ---------       ---------         ----------    ----------